Exhibit 10.(tt)

ALCOA INC.

Omnibus Amendment to Rules and Terms and Conditions

of all Awards under the

2004 Alcoa Stock Incentive Plan

1.	The 2004 Alcoa Stock Incentive Plan (the “Plan”) defines “Fair Market Value” as follows:

“Fair Market Value” means, with respect to any property, the market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.

2.	The Committee has determined to apply the following definition of “Fair Market Value” to Awards granted under the 2004 Alcoa Stock Incentive Plan:

Fair market value per share of common stock on any given date is the closing price per share of common stock on that date as reported on the New York Stock Exchange or other stock exchange on which the common stock principally trades. If the New York Stock Exchange or such other exchange is not open for business on the date fair market value is being determined, the closing price as reported for the next business day on which that exchange is open for business will be used.

3. The foregoing definition shall apply to all Awards granted under the Plan on or after the effective date hereof, and shall amend the definition of “fair market value” in the Rules for Stock Option Awards, the Rules for Stock Awards, the Rules for Performance Share Awards and the Terms and Conditions for Special Retention Stock Awards applicable to such grants.

Effective date: January 1, 2007